EARNEST PARTNERS, LLC

                        CHACONIA FINANCIAL SERVICES, INC.

                      CHACONIA INCOME AND GROWTH FUND, INC.

                              Joint Code of Ethics

                    Amended effective as of February 23, 2001

          The Federal securities laws and various rules adopted by the Securities and Exchange Commission ("SEC") require investment companies, investment advisers, and principal underwriters to adopt written codes of ethics designed to deal with confidentiality, insider trading and the potential "conflicts of interests" that might arise with regard to personal trading. Accordingly, Chaconia Income and Growth Fund, Inc. (the "Company") on behalf of all its series, Earnest Partners, LLC (the "Adviser"), and Chaconia Financial Services, Inc. (the "Distributor"), have all adopted this Code of Ethics, and such adoption has been approved by the Board of Directors of the Company.

          To the extent that this Code of Ethics imposes obligations on the Company, its directors, officers and Access persons in addition to those required by Rule 17j-1 of the Act, it does so as a matter of striving to promote best practices. In so doing, the Directors of the Company recognize that a failure to comply with any non-mandatory sections hereof should not be construed as a violation of Rule 17j-1.

I.   DEFINITIONS
     -----------

     A. "Access person" means any director, officer, general partner or Advisory person of the Company, and/or the Adviser. "Access person" also means any director, officer or general partner of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Company for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Company regarding the purchase or sale of Covered Securities.

     B.   "Act" means the Investment Company Act of 1940, as amended.

     C. "Advisory person" means: (i) any employee of the Company or the Adviser (or of any company in a control relationship to the Company or the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company or the Adviser who obtains information concerning recommendations made to the Company or an Advisory Client with regard to the purchase or sale of Covered Securities by an Advisory Client.

     D. "Advisory Client" means any client (including the series of the Company (the "Funds") and managed accounts), for which the Adviser serves as an investment adviser or subadviser, renders investment advice, makes investment decisions, or places orders.
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     E.   "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     F. "Compliance Officer" means any officer or officers of the Company or the Adviser who is specifically designated by the Board of Directors of the Company to perform the functions of the Compliance Officer of the Company, the Adviser or the Distributor pursuant to this Code of Ethics. The duties of a Compliance Officer hereunder are exclusive to the Access persons and other investment personnel for whom the Board of Directors has designated such Compliance Officer responsible.

     G. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Act.

     H. "Covered Security" means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

          (i)  Direct obligations of the Government of the United States;

          (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

          (iii) Shares issued by open-end registered investment companies.

     I. "Disinterested Director" means a Director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the Act.

     J. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

     K. "Investment Personnel" means: (i) any employee of the Company or the Adviser (or of any company in a control relationship to the Company or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an Advisory Client; and (ii) any natural person who controls the Company or the Adviser and who obtains information concerning recommendations made to an Advisory Client regarding the purchase or sale of securities by an Advisory Client.

     L. A "Limited Offering" means an offering, such as a private placement, that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

     M. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

     N. Security "held or to be acquired." As used in this Code, a Covered Security that is "held or to be acquired" shall mean any security which, within the most recent 15 days (i) is or has been held by the Company or an Advisory Client, or (ii) is being or has


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          been considered for purchase by the Company or Advisory Client. A
          Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

II.  SCOPE OF THIS CODE OF ETHICS
     ----------------------------

     A. Place the Interests of Clients First. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Advisory Clients. An Access Person may not induce or cause an Advisory Client to take action, or not to take action, for the personal benefit of an Access Person, rather than for the benefit of such Advisory Client.

     B. Avoid Taking Inappropriate Advantage of their Position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company, the Adviser, or the Distributor could call into question the exercise of an Access Person's independent judgment. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions or accept gifts of such value as to potentially impair their judgment in selecting brokers or other vendors on behalf of Advisory Clients.

     C. Conduct all Personal Securities Transactions in Full Compliance with this Code of Ethics. Doubtful situations should be resolved in favor of Advisory Clients. Technical compliance with the Code of Ethics will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

     D. Confidentiality of Company and Client Transactions. Information relating to the portfolio and research activities of the Company and other Advisory Clients is confidential. Whenever statistical information or research is supplied to or requested by the Company or the Adviser, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of the Company of other Advisory Clients shall not be disclosed except to authorized persons. All brokerage orders for the purchase and sale of securities for the account of the Company or other Advisory Clients will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business. If any director, officer, employee or general partner of the Company or of the Adviser should obtain non-public information concerning portfolios of the Company, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by an officer of the Company.

     E. Policy Prohibiting Insider Trading. The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information. The Company expects that each Access Person will obey the law and not trade on the basis of material, nonpublic information. In addition, the Company, the Adviser, and the Distributor discourage their Access Persons from seeking or knowingly obtaining material nonpublic information about publicly traded companies.


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

          The laws concerning insider trading generally prohibit (i) the purchase or sale of securities by an insider, on the basis of material, nonpublic information; (ii) the purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or (iii) the communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

          The concept of "insider" is broad. It includes the director, officers, general partners, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider" of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider. "Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities such as, among other things, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems; extraordinary management developments; and analysts reports on a company's prospects.

          Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing on the Internet or in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors, unless they are accessible (e.g., through an open "chat room") are not considered public information.

          If you have any doubts about whether you are in possession of material nonpublic information, consult the Compliance Officer. Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include: administrative penalties; civil injunctions; disgorgement of profits; substantial fines; jail sentences; and serious disciplinary measures, including dismissal, imposed by the Company, the Adviser or the Distributor.

III. ADMINISTRATION OF CODE OF ETHICS AND DUTIES OF THE COMPLIANCE OFFICER(S)
     ------------------------------------------------------------------------

     A. The Compliance Officer shall be responsible for notifying all Access Persons that they are subject to this Code of Ethics. The Compliance Officer shall be responsible for maintaining lists of all Access Persons and all Investment Personnel who are subject to


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

          various provisions of this Code of Ethics. The Compliance Officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of this Code of Ethics.

     B. The Compliance Officer shall submit quarterly and annual reports to the Board of Directors regarding compliance by Access Persons with the provisions of this Code of Ethics.

     C. No less frequently than annually, the Compliance Officer(s) shall furnish a report to the Board of Directors of the Company:

          1. Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to such material violations. Such report shall also include a list of Access Persons under the code of ethics.

          2. Certifying that the Company, Adviser, or Distributor, as applicable, have adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

     D. The Adviser or the Distributor shall furnish a written report to the Board of Directors of the Company describing any material changes made to the Code of Ethics within ten (10) days after making any such material change.

     E. This Code of Ethics and the reports required hereunder shall be maintained by the Compliance Officer(s).

     F. The following shall be maintained by the Company as required under Rule 17j-1: (i) this Code of Ethics, (ii) a list of all persons, currently or within the past 5 years, who are or were acquired to make or were responsible for reviewing reports hereunder from time to time,
          (iii) a copy of each report made by an Access Person hereunder, (iv) a record of any decision and the rationale supporting the decision to approve the purchase of securities by Access Persons, (v) each memorandum made by the Compliance Officer(s) hereunder and a record of any violation hereof and any action taken as a result of such violation, and (vi) a copy of each annual report to the Board of Directors.

IV.  EXEMPTED TRANSACTIONS
     ---------------------

        The prohibitions of Section V of this Code of Ethics shall not apply to:

          (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

          (b) Purchases or sales of Covered Securities that are not eligible for purchase or sale by the Funds or other Advisory Client; provided, however, that the prohibitions of Section V.C of this Code of Ethics shall apply to such purchases and sales.


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

          (c) Purchases or sales which are non-volitional on the part of Access Persons.

          (d) Purchases that are part of an automatic dividend reinvestment plan.

          (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (f) Purchases or sales which receive the prior approval of the Compliance Officer(s) because they are only remotely potentially harmful to a Fund or other Advisory Client because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Funds or other Advisory Client.

V.   PROHIBITED ACTIVITIES
     ---------------------

     A. Except in a transaction exempted by Section IV of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by a Fund or Advisory Client or is being purchased or sold by a Fund or Advisory Client until at least one day after the Fund or Advisory Client has completed its acquisition or sale of such security.

     B. No Access Person shall engage in any conduct or trading activity with respect to a security that is "held or to be acquired" by the Company or Advisory Client if that conduct would operate as a fraud on the Company or Advisory Client or be (or appear to be) a manipulative practice with respect to the Company or Advisory Client. No Access Person shall make an untrue statement of material fact to the Company or Advisory Client with respect to a security that is "held or to be acquired" by the Company or Advisory Client or omit to state a material fact necessary in order to make the statements made to the Company or Advisory Client, in light of the circumstances under which they are made, not misleading.

     C. Except in a transaction exempted by Section IV of this Code of Ethics, Investment Personnel of the Company must obtain prior approval from the Compliance Officer(s) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering (private placement). Prior approval shall not be given if the Compliance Officer(s) believes that the investment opportunity should be reserved for the Company or Advisory Client or is being offered to the individual by reason of his or her position with the Company or Advisory client.

VI.  REPORTING
     ---------

     A. Except as provided in Section VI.B. of this Code of Ethics, every access person shall report to the Company the information described in
          Section VI.C., Section VI.D. and Section VI.E. of this Code of Ethics. All reports shall be filed with the Compliance Officer(s).


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

     B.   1.   Disinterested Director of the Company need not make a report pursuant to Section VI.C. and VI.E. of this Code of Ethics and need only report a transaction in a Covered Security pursuant to
               Section VI.D. of this Code of Ethics if such Disinterested
               Director, at the time of such transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director of the Company, should have known that, during the 15-day period immediately preceding the date of the transaction by the Director, such Covered Security was purchased or sold by a Fund or was being considered by a Fund or its investment adviser for purchase or sale by a Fund.

          2. An Access Person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

          3. An Access Person need not make a quarterly transaction report pursuant to Section VI.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Company with respect to the Access Person in the time period required by
               Section VI.D., provided that all of the information required by
               Section VI.D. is contained in the broker trade confirmations or account statements or in the records of the Company.

          4. An Access Person that is required to file reports pursuant to the code of ethics of the investment adviser need not make any report pursuant to Section VI.C., Section VI.D. and Section VI.E. of this Code of Ethics if such access person makes comparable reports pursuant to the code of ethics of the investment adviser.

     C. Every Access Person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report with the Compliance Officer(s) containing the following information:

          1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

          2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

          3.   The date that the report is submitted by the Access Person.

     D. Every access person shall, no later than ten (10) days after the end of a calendar quarter, file a quarterly transaction report with the Compliance Officer(s) containing the following information:

          1. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:


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               (a)  The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (c) The price of the Covered Security at which the transaction was effected;

               (d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (e)  The date that the report is submitted by the Access Person.

          2. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

               (a) The name of the broker, dealer or bank with whom the Access Person established the account;

               (b)  The date the account was established; and

               (c)  The date that the report is submitted by the Access Person.

     E. Every Access Person shall, annually, by the date specified by the Compliance Officer(s), file an annual report with the Compliance Officer(s) (which information must be current as of a date no more than 30 days before the report is submitted) containing the following information::

          1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

          2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

          3.   The date that the report is submitted by the Access Person.

     F. Any report filed pursuant to Section VI.C., Section VI.D. or Section VI.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     G.   The Compliance Officer shall review all reports filed pursuant to
          Section VI.C., Section VI.D. or Section VI.E. of this Code of Ethics. The Compliance Officer shall identify all Access Persons who are required to file reports pursuant to this Section VI of this Code of Ethics and must inform such Access Persons of their reporting obligation.


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VII. SANCTIONS
     ---------

          Upon discovering a violation of this Code of Ethics, the Board of Directors of the Company may impose such sanctions as it deems necessary and appropriate under the circumstances. Violators may be required to give up any profit or other benefit from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator. A record of violations of this Code of Ethics, and of any action taken as a result of such violations, will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.


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